Exhibit 99.1

Contacts:

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

(619) 405-8500 or (760) 450-0360

Dickie Walker Marine Announces Execution of Definitive Share Exchange

Agreement with Chinese Stationary and Office Products Manufacturer

Oceanside, Calif. – April 12, 2006 –

Dickie Walker Marine, Inc. (DWMA.OB) announced today that it has signed a definitive share exchange agreement to acquire 100% of the stock in China Stationary and Office Supply, Inc. (“CSOS”), a Delaware corporation that owns 90% of the stock of Ningbo Binbin Stationary Co., Ltd. (“Binbin”), a corporation organized under the laws of the People’s Republic of China. Binbin manufactures and markets office supplies including stationary, hole punchers, staplers, pens and pencils, rubber stamps, felt markers, and numerous other items which are sold through a worldwide network of distributors.

At closing, CSOS shareholders will exchange their CSOS shares for approximately 10,142,889 shares of Dickie Walker Marine common stock and 500,000 shares of preferred stock. The preferred stock will be convertible into common stock at one share of preferred stock for 120 shares of common stock, after approval of the Dickie Walker Marine shareholders of an increase in the authorized common stock, which the company intends to seek after closing of this transaction. Dickie Walker Marine will file a Certificate of Designation for its preferred stock prior to closing.

Pre-closing Dickie Walker Marine stockholders will own approximately 8.6% of the post-closing, combined entity and CSOS shareholders will own approximately 91.4% of the post-closing, combined entity. At closing, the Board of Directors of Dickie Walker Marine will resign and will be replaced by Wei Chenghui and Brian Zucker. The transaction is anticipated to close by April 30, 2006. After the closing, the company intends to also seek shareholder approval of a change of the company’s name to “China Stationary and Office Supply, Inc.”

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or CSOS’s or their respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about the companies’ respective businesses, which are derived in part from assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. Such statements include statements regarding any anticipated benefits of the proposed acquisition. It is important to note that Dickie Walker’s and CSOS’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include risks related to uncertainties in the timing of the transaction, an inability to retain the present Binbin management team, and the dilutive effects of subsequent financings or acquisitions. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.